Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

KANGAROO HOLDINGS, INC.,

KANGAROO ACQUISITION, INC.

and

OSI RESTAURANT PARTNERS, INC.

Dated as of November 5, 2006

W/1081322v1

Table of Contents
                                                                                            Page

ARTICLE I

THE MERGER

Section 1.1 The Merger…………………………………………………………………………………………………………………………………………………………………1
Section 1.2 Closing………………………………………………………………………………………………………………………………………………………………………1
Section 1.3 Effective Time………………………………………………………………………………………………………………………………………………………………2
Section 1.4 Effects of the Merger………………………………………………………………………………………………………………………………………………………2
Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation………………………………………………………………………………………………2
Section 1.6 Directors…………………………………………………………………………………………………………………………………………………………....……..…3
Section 1.7 Officers…………………………………………………………………………………………………………………………………………………………………....…3

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock………………………………………………………………………………………………………………………………………………..………3
Section 2.2 Exchange of Certificates………………………………………………………………………………………………………………………………………………………5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1 Qualification, Organization, Subsidiaries, etc.………………………………………………………………………………………………………………………………8
Section 3.2 Capital Stock……………………………………………………………………………………………………………………………………………………………....……9
Section 3.3 Corporate Authority Relative to This Agreement; No Violation…………………………………………………………………………………………………………11
Section 3.4 Reports and Financial Statements…………………………………………………………………………………………………………………………………...………12
Section 3.5 Internal Controls and Procedures……………………………………………………………………………………………………………………………………………13
Section 3.6 No Undisclosed Liabilities……………………………………………………………………………………………………………………………………………………13
Section 3.7 Compliance with Law; Permits……………………………………………………………………………………………………………………………………...…..……14
Section 3.8 Environmental Laws and Regulations………………………………………………………………………………………………………………….………...…………14
Section 3.9 Employee Benefit Plans…………………………………………………………………………………………………………………………………..………...…………15
Section 3.10 Absence of Certain Changes or Events……………………………………………………………………………………………………….………………...…………17
Section 3.11 Investigations; Litigation…………………………………………………………………………………………………………………….…………………...…………17
Section 3.12 Schedule 13E-3/Proxy Statement; Other Information……………………………………………………………………………………...…………………...…………17
Section 3.13 Tax Matters…………………………………………………………………………………………………………………………………….....………………...…………18
Section 3.14 Labor Matters…………………………………………………………………………………………………………………………………….………………...…………18
Section 3.15 Intellectual Property……………………………………………………………………………………………………………………………….....………...….….………19
Section 3.16 Real Property…………………………………………………………………………………………………………………………………………………………......……20
Section 3.17 Opinion of Financial Advisor…………………………………………………………………………………………………………………………………………......…20
Section 3.18 Required Vote of the Company Stockholders…………………………………………………………………………………………………………………...........……21
Section 3.19 Material Contracts…………………………………………………………………………………………………………………………………………………….........…21
Section 3.20 Finders or Brokers…………………………………………………………………………………………………………………………………………………….........…21
Section 3.21 Insurance………………………………………………………………………………………………………………………………………………………………........…22
Section 3.22 Takeover Statutes…………………………………………………………………………………………………………………………………………………….........…22

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Section 3.23 Affiliate Transactions……………………………………………………………………………………………………………………………………................…..……22
Section 3.24. Indebtedness……………………………………………………………………………………………………………………………………………………...............…22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1 Qualification; Organization, Subsidiaries, etc.………………………………………………………………………………………………………....…..…..…………23
Section 4.2 Corporate Authority Relative to This Agreement; No Violation…………………………………………………………………………………….....…....…………23
Section 4.3 Investigations; Litigation……………………………………………………………………………………………………………………………….….……........……24
Section 4.4 Schedule 13E-3/Proxy Statement; Other Information……………………………………………………………………………………………….…………...........…24
Section 4.5. Financing……………………………………………………………………………………………………………………………………………….…………….…..…24
Section 4.6 Capitalization of Merger Sub………………………………………………………………………………………………………………………….…………….…..…25
Section 4.7 No Vote of Parent Stockholders…………………………………………………………………………………………………………………….………………..……26
Section 4.8 Finders or Brokers……………………………………………………………………………………………………………………………………….....……….………26
Section 4.9 Lack of Ownership of Company Common Stock…………………………………………………………………………………………………………..………….…26
Section 4.10 Interest in Competitors………………………………………………………………………………………………………………………………………...........….…26
Section 4.11 WARN Act……………………………………………………………………………………………………………………………………………………………....…26
Section 4.12 No Additional Representations……………………………………………………………………………………………………………………………………..……26
Section 4.13. Solvency………………………………………………………………………………………………………………………………………………………………....…27
Section 4.14 Management Agreements……………………………………………………………………………………………………………………………………………....…27

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent…………………………………………………………………………………………..............…………………27
Section 5.2 Investigation………………………………………………………………………………………………………………………………………………..............………32
Section 5.3 No Solicitation……………………………………………………………………………………………………………………………………………………...........…32
Section 5.4 Filings; Other Actions…………………………………………………………………………………………………………………………………………..............…35
Section 5.5 Stock Options and Other Stock-Based Awards; Employee Matters………………………………………………………………………………………….........…37
Section 5.6 Reasonable Best Efforts………………………………………………………………………………………………………………………………………...........……39
Section 5.7 Takeover Statute………………………………………………………………………………………………………………………………………………….......……41
Section 5.8 Public Announcements………………………………………………………………………………………………………………………………………...........……41
Section 5.9 Indemnification and Insurance……………………………………………………………………………………………………………………………...............……42
Section 5.10 Control of Operations……………………………………………………………………………………………………………………………………............………43
Section 5.11 Financing………………………………………………………………………………………………………………………………………………….................……43

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger……………………………………………………………………………...........……………………45
Section 6.2 Conditions to Obligation of the Company to Effect the Merger……………………………………………………………………………….....…………………46
Section 6.3 Conditions to Obligation of Parent to Effect the Merger………………………………………………………………………………………….................………46
Section 6.4 Frustration of Closing Conditions……………………………………………………………………………………………………………………………….......…47

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment……………………………………………………………………………………………………………………………................……47

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Section 7.2 Termination Fees……………………………………………………………………………………………………………………………....................………………49

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties……………………………………………………………………………………….............................…………51
Section 8.2 Expenses…………………………………………………………………………………………………………………………………………................................…51
Section 8.3 Counterparts; Effectiveness……………………………………………………………………………………………………………………...............................…51
Section 8.4 Governing Law…………………………………………………………………………………………………………………………………….........................……51
Section 8.5 Jurisdiction; Enforcement…………………………………………………………………………………………………………………………...........................…51
Section 8.6 WAIVER OF JURY TRIAL……………………………………………………………………………………………………………………….............................…52
Section 8.7 Notices……………………………………………………………………………………………………………………………………………..............................…52
Section 8.8 Assignment; Binding Effect……………………………………………………………………………………………………………………..............................…54
Section 8.9 Severability…………………………………………………………………………………………………………………………………………...........................…54
Section 8.10 Entire Agreement; No Third-Party Beneficiaries………………………………………………………………………………………………..........................…54
Section 8.11 Amendments; Waivers………………………………………………………………………………………………………………………………....................…55
Section 8.12 Headings………………………………………………………………………………………………………………………………………….............................…55
Section 8.13 Interpretation………………………………………………………………………………………………………………………………………….....................…55
Section 8.14. Definitions……………………………………………………………………………………………………………………………………..........................………55

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AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2006 (this “Agreement”), among Kangaroo Holdings, Inc., a Delaware corporation (“Parent”), Kangaroo Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and OSI Restaurant Partners, Inc., a Delaware corporation (the “Company”).

WHEREAS, a committee (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) formed for the purpose of, among other matters, evaluating and making a recommendation to the full Board of Directors with respect to the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) has determined, and the Board of Directors has determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and each of the Special Committee and the Board of Directors has, as of the date of this Agreement, approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, have approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2.  Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Satisfaction Date”), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended by the Satisfaction Date, the Closing shall occur on the date following the Satisfaction Date that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than three business days’ notice to the Company, (b) the final day of the Marketing Period, and (c) if the Core Financial Information shall have been furnished pursuant to Section 5.11(b) on or prior to April 2, 2007, the End Date.

Section 1.3.  Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 1.4.  Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5.  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)  The certificate of incorporation of Merger Sub as in effect at the Effective Time, in a form reasonably acceptable to the Special Committee, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is OSI Restaurant Partners, Inc.”

(b)  The bylaws of Merger Sub as in effect at the Effective Time, in a form reasonably acceptable to the Special Committee, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6.  Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7.  Officers. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1.  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)  Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(d), 2.1(e) and 5.5(a)(iii), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(c)) and any Dissenting Shares (to the extent provided for in Section 2.1(f)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $40.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)  Rollover Shares. Notwithstanding anything in this Agreement to the contrary, each Share (including a Restricted Share, as defined in Section 5.5(a)(iii) below) that is issued and outstanding immediately prior to the Effective Time and that is owned, beneficially or of record, by any person that is a party to an Employee Rollover Agreement or a Founder Rollover Agreement (each as hereinafter defined) and that is expressly designated in such Employee Rollover Agreement or Founder Rollover Agreement as a “Rollover Share” (each such share, a “Rollover Share” and each such person, a “Participating Holder”), shall be cancelled immediately prior to the Effective Time and converted into the number of validly issued, fully paid and nonassessable shares of common stock of Parent as described on Schedule A to this Agreement (the “Parent Common Stock”), and shall be subject to terms and conditions as set forth in (A) agreements to be entered into between certain employees of the Company who will be Participating Holders and Parent (the “Employee Rollover Agreements”) and (B) agreements to be entered into between certain stockholders of the Company who will be

Participating Holders and Parent (the “Founder Rollover Agreements”). As of immediately prior to the Effective Time, the Rollover Shares shall cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock as set forth in this Section 2.1(b).

(c)  Company, Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company, or any Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)  Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)  Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration shall be equitably adjusted to reflect such change.

(f)  Dissenting Shares. (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder, member or equity owner of the Surviving Corporation. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii)  Notwithstanding the provisions of this Section 2.1(f), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii)  The Company shall give Parent (A) notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity reasonably to direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

Section 2.2.  Exchange of Certificates.

(a)  Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, and has a combined capital and surplus of at least $500 million, that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options and the Director Award Accounts (collectively, the “Option and Stock-Based Award Consideration”), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, the Rollover Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Award Consideration payable pursuant to Section 5.5 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b)  Payment Procedures.

(i)  As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, (y) to each holder of a Company Stock Option or a Director Award Account, a check in an amount, if any, due and payable to such holder pursuant to Section 5.5(a)(i) or Section 5.5(a)(iii), respectively, in respect of such Company Stock Option or Director Award Account and (z) to each holder of a certificate representing Rollover Shares who is party to a Founder Rollover Agreement or an Employee Rollover Agreement, upon surrender to the Surviving Corporation of such certificate and such other documents as may reasonably be required by the Surviving Corporation and Parent, a certificate or certificates representing the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(b), subject to the terms and conditions of the holder’s Employee Rollover Agreement or Founder Rollover Agreement, as the case may be. No interest shall be paid or accrued on such amounts. In the event that any Certificate represents both Rollover Shares and Shares entitled to receive the Merger Consideration, the Paying Agent shall take such action as necessary to split the Certificates accordingly.

(ii)  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii)  The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options, in respect of which such deduction and withholding were made.

(c)  Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or any certificates representing any Rollover Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged in accordance with and subject to the procedures set forth in this Article II.

(d)  Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for eighteen (18) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)  No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f)  Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)  Lost Certificates. In the case of any Certificate or any certificate representing any Rollover Shares that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, (i) except as provided in clause (ii), if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration or (ii) in the case of a certificate representing a Rollover Share held by a person who is party to a Founder Rollover Agreement or an Employee Rollover Agreement, and subject to the terms of such agreement, Parent shall issue a certificate or certificates representing the number of shares of Parent Common Stock to which such the Rollover Shares represented by such lost, stolen or destroyed certificate are convertible as provided in Section 2.1(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (other than risk factor and similarly cautionary and forward looking disclosure contained in the Company SEC Documents under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries, and each Company Joint Venture, is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, “Company Joint Venture” means any entity (other than Kentucky Speedway) (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such person and/or (ii) which is a general partner or managing partner or equivalent of an entity which operates, or receives the financial benefits of operating, one or more restaurants. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, financial condition or long-term profitability of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the casual dining or restaurant industries in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement (provided that compliance by the Company with the requirement to operate in the ordinary course of business as required by Section 5.1(a) shall not be excluded), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in applicable Law, GAAP or accounting standards, (iv) changes in the market price or trading volume of the Company Common Stock, (v) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections) or (vi) the failure of the Company to meet any expected or projected financial or operating performance target publicly announced prior to the date of this Agreement, as well as any change by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of this Agreement, provided, however, that any change, effect, development, event or occurrence described in the foregoing clause (a) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the casual dining or restaurant industries and provided further that the facts, circumstances or events underlying the change or failure in each of clauses (b)(iv), (b)(v) or (b)(vi) shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and bylaws, each as amended through the date of this Agreement. Such amended and restated certificate of incorporation and bylaws are in full force and effect. The certificate of incorporation and bylaws or similar organizational documents of each Subsidiary of the Company and each Company Joint Venture are in full force and effect, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, any Subsidiary, nor any Company Joint Venture is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2.  Capital Stock.

(a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 25, 2006, (i) 74,664,974 shares of Company Common Stock were issued and outstanding (which number includes 1,227,923 shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) 4,083,648 shares of Company Common Stock were held in treasury, (iii) 15,201,571 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company (the “Company Stock Plans”), and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.

(b)  Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after October 25, 2006, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c)  The Company Disclosure Schedule lists or, in the case of clause (iii), describes, as of October 25, 2006 (the “Measurement Date”), (i) each outstanding Company Stock Option, (ii) each Company Stock-Based Award and (iii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents) (“Other Incentive Awards”), the number of Shares issuable thereunder or with respect thereto, the vesting schedule, the expiration date and the exercise price (if any) thereof. From the close of business on the Measurement Date, until the date of this Agreement, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Company Stock-Based Awards have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options outstanding on the Measurement Date and Shares issued pursuant to the settlement of Company Stock-Based Awards outstanding on the Measurement Date, in each case in accordance with their terms. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens and those that are immaterial).

(f)  All of the outstanding ownership interests in each of the Company Joint Ventures are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Company Joint Venture are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens and those that are immaterial).

Section 3.3.  Corporate Authority Relative to This Agreement; No Violation.

(a)  The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors and, to the extent required, by the Special Committee (acting unanimously) and, except for (i) the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Special Committee has unanimously determined and resolved, and the Board of Directors has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company’s stockholders and to declare the advisability of this Agreement and (iii) to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)  Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (iv) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, franchise or license agreement (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company (or notes thereto or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries or any Company Joint Venture, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Section 3.3(d) of the Company Disclosure Schedule sets forth a list of any consent, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person under any (i) Company Material Contract or (ii) material lease, material sublease, material assignment of lease or material occupancy agreement (each a “Material Lease”) to which the Company, any of its Subsidiaries or any Company Joint Venture is a party which is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, other than those the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4.  Reports and Financial Statements.

(a)  The Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2003 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC.

(b)  The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 1, 2006, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

Section 3.5.  Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.6.  No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (other than risk factor and similarly cautionary and forward looking disclosure under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”) (b) for liabilities permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since June 30, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company or, to the knowledge of the Company, any Company Joint Venture, has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7.  Compliance with Law; Permits.

(a)  The Company and each of its Subsidiaries and each of the Company Joint Ventures are, and since January 1, 2005, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or Section 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

(b)  The Company and its Subsidiaries and each of the Company Joint Ventures are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its Subsidiaries and each of the Company Joint Ventures have made all filings with all state, provincial and foreign authorities and obtained all registrations and authorizations required for the offer and sale of franchises in all states and provinces in the United States and Canada, and all foreign jurisdictions, where it offers or has offered or sold franchises, including all amendment and renewal filings, and the Uniform Franchise Offering Circulars and any other franchise disclosure document (“UFOCs”) used in connection with the offer and sale of franchises for the brands comply in all material respects with the requirements of applicable Laws, rules and regulations, except where the failure to make such filings, obtain such registrations and authorizations or to so comply would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.  Environmental Laws and Regulations.

(a)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of the Company, none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since December 31, 2005, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses or any of their respective properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession, and in each case as amended and in effect.

(b)  As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c)  As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9.  Employee Benefit Plans.

(a)  Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or fringe benefit plan, program or agreement (the “Company Benefit Plans”) that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any Company Joint Venture.

(b)  The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

(c)  (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan that would, individually or in the aggregate, result in any material liability for the Company and its Subsidiaries taken as a whole; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any material liability of the Company and its Subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)  Neither the execution, delivery, performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iv) result in any acceleration of any material benefits or the time of payment or vesting of any such benefits, (v) require the funding of any such benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

Section 3.10.  Absence of Certain Changes or Events.

(a)  From December 31, 2005 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11.  Investigations; Litigation. As of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or any Company Joint Venture which would have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations, arbitration, mediation or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries or any Company Joint Venture, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12.  Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by the Company to be included in (a) the Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) or (b) the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Proxy Statement and the Schedule 13E-3, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.13.  Tax Matters.

(a)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (except, in the case of clause (i), (ii) or (iii) above or clause (iv) or (v) below, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP), (iv) neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or could reasonably be expected to be nondeductible under Code section 162(m), (v) all Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code, and (vii) neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

(b)  As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

Section 3.14.  Labor Matters.

(a)  Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the Company Joint Ventures is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures. There are no pending material representation petitions involving either the Company or any of its Subsidiaries or, to the Company’s knowledge, any of the Company Joint Ventures before the National Labor Relations Board or any state labor board, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the Company Joint Ventures is subject to any material unfair labor practice charge or complaint, dispute, strike or work stoppage. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures.

(b)  The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Company Joint Ventures is in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has a material labor or employment dispute currently subject to any grievance procedure, arbitration or litigation, or to the knowledge of the Company, threatened against it.

Section 3.15.  Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), intellectual property of any type, registered or unregistered and however denominated, including all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, and other brand or source identifiers, together with the goodwill associated therewith, registered and unregistered copyrights, patents or applications and registrations, know-how, trade secrets and other confidential and proprietary information, and rights to sue and other choses of action arising from any of the foregoing (collectively, the “Intellectual Property”), as such Intellectual Property is used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, dilution or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person and neither the Company nor any of its Subsidiaries has received an “invitation to license” or other communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (c) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (d) to the knowledge of the Company, no person is infringing, diluting or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, (e) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of Intellectual Property rights licensed to the Company or any of its Subsidiaries, whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means. The Company and its Subsidiaries have taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Intellectual Property, including without limitation paying all applicable fees related to the registration, maintenance and renewal of such owned Intellectual Property.

Section 3.16.  Real Property.

(a)  Section 3.16(a) of the Company Disclosure Schedule contains a list of the addresses and the store numbers, if applicable, of all real property owned by the Company or any Subsidiary of the Company (the “Owned Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title in fee simple to each of the Owned Real Properties free and clear of all leases, tenancies, options to purchase or lease, rights of first refusal, claims, liens, charges, security interests or encumbrances of any nature whatsoever (collectively, “Property Encumbrances”), except (A) leases to a Subsidiary of the Company or a Company Joint Venture that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not materially affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens.

(b)  Section 3.16(b) of the Company Disclosure Schedule contains a list of all leases, with reference to the addresses and the store numbers, if applicable, for all real property leased to the Company or any Subsidiary of the Company (the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good leasehold title with respect to each of the Leased Real Properties, subject only to (A) subleases to a Subsidiary of the Company or a Company Joint Venture that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not materially affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens; (ii) to the knowledge of the Company, each lease of the Leased Real Properties is the legal, valid, binding obligation of the Company or a Subsidiary of the Company, enforceable in accordance with its terms; and (iii) neither the Company nor, to the knowledge of the Company, a Subsidiary of the Company has received a notice of default under any of such leases.

Section 3.17.  Opinion of Financial Advisor. The Special Committee has received the separate opinions of Wachovia Securities LLC and Piper Jaffray & Co. (the “Advisors”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock (other than Participating Holders) is fair to such holders from a financial point of view. An executed copy of each such opinion has been made available to Parent. The Company has been authorized by the Advisors to permit the inclusion in full of each such opinion in the Proxy Statement. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 3.18.  Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.19.  Material Contracts.

(a)  Except for this Agreement, the Company Benefit Plans or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) containing covenants binding upon the Company or any of its affiliates that materially restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business that is material to the Company and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its affiliates) to compete with any person or in any geographic area; (iii) relating to the lease or license of any material asset, including material Intellectual Property; (iv) constituting a franchise agreement entered into between a franchisee and the Company and one or more of its Subsidiaries; or (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (all contracts of the type described in this Section 3.19(a), together with all Material Leases and all material employment agreements being referred to herein as “Company Material Contracts”).

(b)  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.20.  Finders or Brokers. Except for the Advisors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a complete and correct copy of any Contract with the Advisors pursuant to which any fees may be payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.21.  Insurance. The Company, its Subsidiaries and the Company Joint Ventures own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company, its Subsidiaries or the Company Joint Ventures, and in amounts sufficient to comply with all Material Contracts to which the Company, its Subsidiaries or any Company Joint Venture are parties or are otherwise bound. The annual premium amount of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries is set forth on Section 3.21 of the Company Disclosure Schedule.

Section 3.22.  Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by the date of this Agreement.

Section 3.23.  Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

Section 3.24.  Indebtedness. Section 3.24 of the Company Disclosure Schedule sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any person by, the Company, each of its Subsidiaries and each of the Company Joint Ventures. As of the date of this Agreement there is not, and as of the Effective Time there will not be, any indebtedness for borrowed money of, or guarantees of indebtedness for borrowed money of any person by, the Company, each of its Subsidiaries and each of the Company Joint Ventures except as set forth on Section 3.24 of the Company Disclosure Schedule and except as may be incurred in accordance with Section 5.1 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1.  Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Parent and Merger Sub are in full force and effect, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2.  Corporate Authority Relative to This Agreement; No Violation.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b)  Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)  The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, franchise or license agreement binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3.  Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4.  Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5.  Financing. Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (a) executed equity commitment letters to provide equity financing to Parent and/or Merger Sub and (b) an executed debt commitment letter and related term sheets (the “Debt Commitment Letter” and together with the equity commitment letters described in clause (a), the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders and their affiliates have committed to provide and arrange the financings described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and together with the equity financing referred to in clause (a), the “Financing”). As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect (except as permitted by this Agreement) and (ii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Commitments. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the satisfaction of the conditions set forth in Sections 6.1 and 6.3 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Financing Commitments on the Closing Date. Assuming the funding of the Financing in accordance with the Financing Commitments, the proceeds from such Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement, and, together with cash on hand from operations of the Company (assuming for such purposes that, as of the Closing Date, such cash on hand will equal $50 million and outstanding indebtedness for borrowed money (excluding guarantees) will equal $308 million), are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Award Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). All of the conditions precedent to the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Parent and/or Merger Sub are set forth in the Debt Commitment Letter, and the equity commitment letter contains all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be amended, modified, supplemented, restated or superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not (i) reduce the aggregate amount of the Financing, (ii) expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letter in any respect that would reasonably be expected to make such conditions less likely to be satisfied, or (iii) reasonably be expected to delay the Closing. In such event, the terms “Debt Commitment Letter” and “Financing Commitments” as used herein shall be deemed to include the Debt Commitment Letters that are not so amended, modified, supplemented, restated or superseded at the time in question and the New Financing Commitments to the extent then in effect. Parent has also delivered to the Company a guarantee (each, a “Guarantee”) addressed to the Company from each of (x) Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P. and (y) Bain Capital Fund IX, L.P. (collectively, the “Guarantors”) with respect to certain matters on the terms specified therein. Each Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor subject thereto.

Section 4.6.  Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7.  No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.8.  Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9.  Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10.  Interest in Competitors. Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 4.11.  WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 4.12.  No Additional Representations.

(a)  Parent acknowledges that, to its knowledge, as of the date hereof, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.

Section 4.13.  Solvency. Assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, (b) the accuracy of the representation as warranties of the Company set forth in Article III hereof and (c) the Required Financial Information fairly present the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), as of the Closing Date, (i) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, exceeds (A) the value of all “liabilities of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, do not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (iii) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.14.  Management Agreements. Other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any Participating Holders, on the other hand relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1.  Conduct of Business by the Company and Parent.

(a)  From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned),

 (iii) as may be required, permitted or expressly contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and (B) the Company shall use commercially reasonable efforts to direct the business of the Company Joint Ventures to be conducted in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries or the Company Joint Ventures with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)  The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i)  except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries and (B) that the Company may continue to pay regular quarterly cash dividends, which are declared, announced and paid prior to the Closing Date, on the Company Common Stock consistent with past practice (not to exceed $0.13 per share per quarter);

(ii)  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)  except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business or as may be required by contract, increase the compensation or other benefits payable or provided to the Company’s present or former directors or officers, (B) except in the ordinary course of business, approve or enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to attract a new employee to replace an agreement with a departing employee, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or severance obligation or (3) for severance agreements entered into with employees (other than officers) in the ordinary course of business in connection with terminations of employment), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement or (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, except, in the case of clause (y) only, as would not, individually or in the aggregate, result in a material increase in cost to the Company;

(iv)  shall not, and shall not permit any of its Subsidiaries to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)  shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(vi)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards in each case outstanding on the date of this Agreement or as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, (B) issuances of shares of Company Common Stock in the ordinary course of business pursuant to the Company Benefits Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, and (D) the grant of equity compensation awards in the ordinary course of business consistent with past practice and as set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule;

(vii)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money set forth on subsections 1(c), 2, 3, 4, 5 or 6 of Section 3.24 of the Company Disclosure Schedule without increasing the amount of such permitted borrowings or incurring breakage costs, provided that any “road shows” or similar marketing efforts of the Company, or syndication by its financing sources, in connection with the replacement, renewal, extension or refinancing of the existing indebtedness for borrowed money set forth on subsection 1(c) of Section 3.24 of the Company Disclosure

Schedule shall not occur during the Marketing Period and during the period commencing five business days immediately prior to the Marketing Period, (C) guarantees by the Company of indebtedness for borrowed money of the Company, which indebtedness for borrowed money is incurred in compliance with this Section 5.1(b)(viii), (D) indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the execution of this Agreement, including amounts available but not borrowed as of the date of this Agreement, to the extent such agreements are set forth on Section 3.24 of the Company Disclosure Schedule and (E) indebtedness for borrowed money not to exceed $25 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(E), inclusive;

(ix)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a Company Joint Venture) any material portion of its or its Subsidiaries’ material properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and other than (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(x)  shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

(xi)  shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business; and

(xii)  shall not, and shall not permit any of its Subsidiaries to, acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) (A) any corporation, partnership or other business organization or division thereof or any assets, having a value in excess of $3 million individually or $10 million in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or (B) any direct or indirect interest in any existing partnership, joint venture or restaurant from any other holder of an interest in any of the foregoing or any franchisee, other than in the case of this clause (B) such acquisitions as are disclosed in Section 5.1(xii) of the Company Disclosure Schedule;

(xiii)  shall not, and shall not permit any of its Subsidiaries to, open or close, or commit to open or close, any restaurant locations or enter into any partnership or joint venture, or authorize or make any other capital expenditures, in each case other than in the ordinary course of business;

(xiv)  shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any person, in each case other than (A) in the ordinary course of business, (B) pursuant to actions permitted by Section 5.1(xiii) or (C) loans, advances and capital contributions to, and investments in, the Company or a wholly owned Subsidiary of the Company;

(xv)  shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions in existence on the date of this Agreement;

(xvi)  shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, make any material amendment in any Tax Return other than in the ordinary course of business or make or change any material Tax election except in the ordinary course of business;

(xvii)  shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Subsidiaries (other than the Merger);

(xviii)  shall not, and shall not permit any of its Subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business or (B) as may be required by GAAP or applicable Law;

(xix)  shall not, and shall not permit any of its Subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business or (B) any claim, liability or obligation not in excess of $3 million individually or $10 million in the aggregate;

(xx)  shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions;

(xxi)  shall not consent to or otherwise voluntarily agree to guarantee or become liable for any indebtedness for borrowed money in excess of amounts outstanding as of the date of this Agreement of, or increase its obligations to make capital contributions to, Kentucky Speedway; and

(xxii)  shall use commercially reasonable efforts to direct the business of the Company Joint Ventures to be conducted in compliance with the provisions of this Section 5.1 as if the Company Joint Ventures were Subsidiaries of the Company.

(c)  Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2.  Investigation.

(a)  The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or other authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a reasonable risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any on site procedure, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such procedure is necessary for the Debt Financing).

(b)  Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of June 9, 2006, between the Company, Bain Capital Partners, LLC and Catterton Partners (the “Confidentiality Agreement”).

Section 5.3.  No Solicitation.

(a)  During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is fifty (50) days after the date of the public announcement of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries, and their respective Representatives shall be permitted to, and shall have the right to, directly or indirectly (acting under the direction of the Special Committee) (i) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal and (ii) participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an Alternative Proposal; provided, however, that the Company shall not, and shall not authorize or permit any of its Subsidiaries or any Representative of the Company or its Subsidiaries to, provide to any third party any material non-public information unless the Company receives from such third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement. Parent agrees that neither it nor any affiliate or Subsidiary of Parent shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, contact, discourage, interfere with or participate in discussions with, any person that, to Parent’s knowledge, has made, or is considering or participating in discussions or negotiations with the Company, its Subsidiaries or their respective Representatives regarding, an Alternative Proposal.

(b)  Subject to Sections 5.3(c)-(e), and except as it may relate to any person or group of related persons from whom the Company has received, prior to the Solicitation Period End Date, a written indication of interest that the Special Committee or the Board of Directors reasonably believes is bona fide and could reasonably be expected to result in a Superior Proposal (each such person or group, an “Excluded Party”), (A) on the Solicitation Period End Date, the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(c)), (vi) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Alternative Proposal, or (vii) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. The Company shall promptly inform its Representatives, and shall cause its Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 5.3(b).

(c)  Notwithstanding the limitations set forth in Section 5.3(b), at any time from the Solicitation Period End Date and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if the Company receives an unsolicited bona fide written Alternative Proposal (A) which (i) constitutes a Superior Proposal or (ii) which the Special Committee or the Board of Directors determines in good faith could reasonably be expected to result in a Superior Proposal and (B) the Special Committee or the Board of Directors determines in good faith, after consultation with the Special Committee’s or the Company’s legal counsel that the failure of the Special Committee or the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(d)  Other than in accordance with Section 5.3, neither the Special Committee nor Board of Directors shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Special Committee or the Board of Directors of the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL (each of the foregoing, a “Change of Recommendation”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Special Committee or the Board of Directors may, at any time, make a Change of Recommendation if the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Company’s or the Special Committee’s legal and financial advisors, that the failure of the Special Committee or the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law. No Change of Recommendation shall change the approval of the Special Committee or the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(e)  Nothing in this Agreement shall prohibit or restrict the Special Committee or the Board of Directors from making a Change of Recommendation to the extent that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s legal counsel, that the failure of the Special Committee or the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f)  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(g)  As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock, (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty-five percent (25%) or more of the Shares then outstanding, or (v) all or a substantial portion of any Specified Concept (as defined below). “Specified Concept” means each of the restaurant chains known by the following names: Outback Steakhouse, Bonefish Grill, Carrabba’s Italian Grill, Fleming's Prime Steakhouse and Wine Bar and Roy’s.

(h)  As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (with all percentages, in the definition of Alternative Proposal increased to 50%) on terms that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s financial advisors and legal counsel, and considering such factors as the Special Committee or the Board of Directors, as applicable, consider to be appropriate (including the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal, and any alterations to this Agreement agreed to in writing by Parent in response thereto), is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

Section 5.4.  Filings; Other Actions.

(a)  The Company, Parent and Merger Sub shall each use all reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3. In connection with the Merger and the Company Meeting, the Company shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, the Company shall have no obligation to notify Parent of any matters to the extent that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(b)  Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c)  Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting no later than 30 days after mailing the Proxy Statement, unless a later date is mutually agreed by the Company and by Parent), (ii) include in the Proxy Statement the recommendation of the Board of Directors, based on the unanimous recommendation of the Special Committee, that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Advisors, as applicable, the written opinions of the Advisors, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

(d)  Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Article VII, the Company will take all of the actions contemplated by Section 5.4(a) and Section 5.4(c) regardless of whether the Board of Directors (acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with Article VII.

Section 5.5.  Stock Options and Other Stock-Based Awards; Employee Matters.

(a)  Stock Options and Other Stock-Based Awards. Except as otherwise agreed to in writing between the Company, Parent, Merger Sub and certain members of management of the Company listed in Schedule A to this Agreement, and solely with respect to such members of management of the Company and to the extent specified in such Section of the Parent Disclosure Schedules:

(i)  Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(ii)  At the Effective Time, each account under the Company’s Directors’ Deferred Compensation Plan, as amended, (each, a “Directors’ Award Account”), shall become fully vested and payable and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each notional Share credited to the holder under his or her Director Award Account.

(iii)  Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall be converted into the right to receive the Merger Consideration in an amount as determined under Section 2.1(a), payable on a deferred basis at the time that the underlying Restricted Shares would have vested under their terms as in effect immediately prior to the Effective Time plus earnings thereon (as described below), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment and subject to the satisfaction by the holder of such Restricted Shares of all terms and conditions to which such vesting was subject under the terms of the Restricted Shares as in effect immediately prior to the Effective Time, including without limitation all forfeiture provisions, provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by the Company without cause or upon the individual’s death or disability. If the holder of such Restricted Shares fails to satisfy such terms and conditions (as modified hereby), such holder shall forfeit his or her right to such Merger Consideration and any earnings thereon, and such amounts shall revert and be forfeited to Parent. Effective as of the Effective Time, Parent shall establish a grantor trust and shall deposit therein the Merger Consideration attributable to the Restricted Shares. From and after the Effective Time, Parent shall cause such amounts to be invested at the option of the account holder in a money market fund or an S&P 500 Index Fund and shall cause the earnings on such amounts to be credited to the accounts under such grantor trust of the former holders of the Restricted Shares.

(iv)  At the Effective Time, all amounts held in the accounts denominated in shares of Company Common Stock under the Partner Equity Deferred Compensation Stock Plan component of the OSI Restaurant Partners, Inc. Partner Equity Plan (the “PEP”) (each, a “Deferred Unit Account”) shall be converted into an obligation to pay cash with a value equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock deemed held in such Deferred Unit Account, in accordance with the payment schedule and consistent with the terms of the PEP as in effect from time to time. For purposes of this Agreement, “Company Stock-Based Awards” means the obligations denominated in and measured by reference to shares of Company Common Stock that are credited to the accounts under the Directors’ Deferred Compensation Plan, as amended, and the Partner Equity Deferred Compensation Stock Plan component of the PEP.

(v)  Prior to the Effective Time, the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, shall adopt amendments to the Company Stock Plans and the applicable Company Benefit Plans with respect to Company Stock Options, Company Stock-Based Awards and Restricted Shares to implement the foregoing provisions of Sections 5.5(a)(i), 5.5(a)(ii), 5.5(a)(iii) and 5.5(a)(iv).

(b)  Employee Matters.

(i)  From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of two years following the Effective Time, Parent shall provide or cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Effective Time (giving consideration to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs; provided, however, that Parent shall not be required to provide equity-based compensation, equity-based benefits and nonqualified deferred compensation programs); provided, however, that nothing herein shall prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period.

(ii)  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii)  The parties hereto agree to the additional matters set forth on Section 5.5(b)(iii) to the Company Disclosure Schedule.

Section 5.6.  Reasonable Best Efforts.

(a)  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Subsidiaries be required to pay or, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b)  Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing; (iv) promptly inform the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement; and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the

HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)  In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d)  For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

Section 5.7.  Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 5.8.  Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9.  Indemnification and Insurance.

(a)  Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable in the aggregate than those of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions, for a period of six (6) years from the Effective Time, in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the agreements contained in this Section 5.9 without limit as to time.

(b)  Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in and to the extent of their capacities as such and not as stockholders and/or equity holders of the Company or its Subsidiaries or otherwise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company); provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)  For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10.  Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11.  Financing.

(a)  Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions on a timely basis to obtaining the Financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control, (iii) to comply with its obligations under the Debt Commitment Letter and (iv) to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter except as expressly permitted by Section 4.5. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall immediately notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange any such portion from alternative sources (such portion from alternate sources, the “Alternative Financing”) on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent and Merger Sub). The “Marketing Period” for the Debt Financing shall mean a period of 20 consecutive business days after the Initiation Date throughout which (1) Parent and Merger Sub shall have all the Required Financial Information and all such information and data remains current, and (2) the conditions set forth in Sections 6.1(b) and 6.1(c)(i) are and remain satisfied and nothing has occurred and no condition exists that would reasonably be expected to cause any of the conditions set forth in Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period. For purposes of this Agreement, “Initiation Date” shall mean the fifth business day after the date that the Proxy Statement is first mailed to a stockholder of the Company. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing or real estate securitization financing has not been consummated notwithstanding that the last day of the Marketing Period shall have occurred, (y) all closing conditions contained in Article VI (other than those contained in Sections 6.2(c) and 6.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge financing obtained in accordance with this Agreement) and the proceeds thereof are available on the terms and conditions described in the Debt Commitment Letter (or replacement thereof), then Parent and Merger Sub shall cause the proceeds of such bridge financing to be used to replace such high yield financing or real estate financing on the Closing pursuant to the proviso to Section 1.2.

(b)  The Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives (including legal and accounting) to provide, at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub in connection with the Financing or any Alternative Financing, including using reasonable best efforts to (i) cause, upon reasonable advance notice by Parent and on a reasonable number of occasions, appropriate officers and employees to be available on a customary basis for meetings, including management and other presentations and “road show” appearances, participation in drafting and due diligence sessions, and the preparation of disclosure documents in connection with any such financing, provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time, provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (ii) cause its independent accountants and legal counsel to provide assistance to Parent and Merger Sub (including providing customary comfort) for fees consistent with the Company’s existing arrangements with such accountants and legal counsel; (iii) furnish Parent and Merger Sub (which they may furnish to, and share with, their financing sources) as promptly as practicable with such financial and other pertinent information as may be reasonably requested by Parent or Merger Sub, including the Core Financial Information (collectively, the “Required Financial Information”) (for purposes hereof, “Core Financial Information” shall mean all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) and of the type and form, and for the periods, customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of high yield debt securities contemplated by the Debt Commitment Letter (including replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise being unusable for such purpose and in the case of annual financial statements, the auditors’ report thereon) at the time during the Company’s fiscal year such offerings will be made); (iv) cooperate with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the financings contemplated by the Debt Commitment Letter and assist Parent, Merger Sub and their financing sources in the timely preparation of offering documents and similar documents and materials for lender and rating agency presentations; (v) in connection with any real estate financing contemplated by the Debt Commitment Letter, allow Parent, Merger Sub and their financing sources to perform reasonable and customary due diligence related to such properties, including appropriate appraisals, surveys, and Phase 1 environmental assessments and other reasonable inspections and diligence (and documentation), including as shall be necessary to comply with any necessary rating agencies’ requirements; (vi) satisfy the conditions precedent set forth in the Debt Commitment Letter (to the extent within the control of the Company or requiring action or cooperation by the Company); and (vii) obtain accountants’ comfort letters, surveys and title insurance as reasonably requested by Parent; provided that (x) none of the Company or any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time, and (y) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries. For purposes of this Section 5.11, the term “Debt Financing” shall also be deemed to include any Alternative Financing and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Financing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)  The Company Stockholder Approval shall have been obtained (without consideration as to the vote of any Company Common Stock by the Participating Holders).

(b)  No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)  (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

Section 6.2.  Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b)  Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)  Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)  Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock plus cash to pay for the Company Stock Options and the Directors’ Award Accounts pursuant to Section 5.5.

Section 6.3.  Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a)   (i) Other than with respect to Sections 3.2(a), 3.2(b), 3.2(c), 3.10(a)(ii), 3.10(b), 3.20 and 3.24, the representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) other than with respect to Sections 3.2(a), 3.2(b), 3.2(c), 3.10(a)(ii), 3.10(b), 3.20 and 3.24, the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect, (iii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.20 and 3.24 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (subject, in the case of each of the representations and warranties set out in Sections 3.2(a), 3.2(b), 3.2(c), 3.20 and 3.24, to such inaccuracies as do not individually or in the aggregate exceed $18,000,000), and (iv) the representations and warranties of the Company set forth in Sections 3.10(a)(ii) and 3.10(b), shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b)  The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)  The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4.  Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1.  Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)  by the mutual written consent of the Company and Parent;

(b)  by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 30, 2007 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c)  by either the Company or Parent if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by this Agreement;

(d)  by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain such stockholder approval;

(e)  by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)  by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)  by the Company, if the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Special Committee’s or the Company’s legal counsel and financial advisors, that, in light of a Superior Proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law to (x) make or not withdraw the Recommendation or (y) fail to effect a Change of Recommendation in a manner adverse to Parent; and

(h)  by the Company, if Parent does not (i) satisfy the condition set forth in Section 6.2(d) within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) and (ii) proceed immediately thereafter to give effect to a Closing; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 7.1(h)(i) based upon a notice which is delivered prior to the final day of the Marketing Period or (ii) if the Core Financial Information shall not have been furnished on or prior to April 2, 2007.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except, subject to Section 7.2(d), liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Actions taken by the Company pursuant to this Section 7.1 shall be taken by the Special Committee if then in existence.

Section 7.2.  Termination Fees.

(a)  Notwithstanding any provision in this Agreement to the contrary if:

(i)  (A) this Agreement is terminated by the Company pursuant to Section 7.1(b) and (B) concurrently with or within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into that provides a value per Share not less than the Merger Consideration,

(ii)  (A) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 25% threshold set forth in the definition of Alternative Proposal) or the bona fide intention of any Person to make an Alternative Proposal (a “Qualifying Transaction”) is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (C) concurrently with or within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into and in any instance such Qualifying Transaction shall have been consummated,

(iii)  this Agreement is terminated by the Company pursuant to Section 7.1(g) on or prior to the Solicitation Period End Date, or

(iv)  this Agreement is terminated by the Company pursuant to Section 7.1(g) after the Solicitation Period End Date,

then the Company shall (a) in the case of clause (i), reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $7.5 million in cash; (b) in the case of clause (ii), pay to (or as directed by) Parent a fee of $45 million in cash; (c) in the case of clause (iii), pay to (or as directed by) Parent a fee of $25 million in cash and reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $7.5 million in cash; or (d) in the case of clause (iv), pay to (or as directed by) Parent a fee of $45 million in cash (each of such payments, the “Company Termination Fee”).

The Company Termination Fee shall be paid: (a) in the case of clause (i), on the date such definitive agreement is entered into; (b) in the case of clause (ii), on the date such Qualifying Transaction is consummated; and (c) in the case of clauses (iii) and (iv), on the date this Agreement is terminated by the Company, in each case by wire transfer of same day funds as directed by Parent reasonably in advance. Upon payment of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its stockholders. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Company Termination Fee referred to in this Section 7.2 on more than one occasion.

(b)  In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.1(b) and the conditions set forth in Sections 6.1 and 6.3 would have been satisfied had the Closing been scheduled on the End Date or (ii) Section 7.1(h), then Parent or its affiliates shall pay $45 million (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) business days following such termination), payable by wire transfer of same day funds. Under no circumstances shall the Parent Termination Fee be payable more than once pursuant to this Section 7.2(b).

(c)  Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d)  Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 7.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.2 within the time periods specified in this Section 7.2 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 7.2 within the time periods specified in this Section 7.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company agrees that (other than in the case of fraud) (i) the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to the terms of this Section 7.2 (and the Guaranteed Amount from the Guarantors pursuant to the Guarantees) shall be the sole and exclusive remedy available to the Company, its affiliates and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents in the event that it has incurred any losses or damages, or suffered any harm, with respect to this Agreement or the transactions contemplated by this Agreement (including any loss suffered as a result of the failure of the Merger to be consummated), and upon payment of the Parent Termination Fee, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement under any theory for any reason (except for intentional breach of this Agreement, as set forth in subclause (ii)), (ii) in the case of any intentional breach of this Agreement (and irrespective of whether the Parent Termination Fee has been paid), Parent and Guarantors shall in no event collectively (whether or not this Agreement shall have been terminated) be directly or indirectly liable for losses and damages arising from or in connection with such intentional breach in an aggregate amount in excess of $215,000,000 (the “Guaranteed Amount”) (for the avoidance of doubt, if Parent (or the Guarantors) pay a Parent Termination Fee, such fee shall be included in the calculation of such aggregate amount), (iii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iv) in no event (other than in the case of fraud) shall the Company, its affiliates or Subsidiaries seek or be entitled to recover any money damages in the aggregate in excess of the Guaranteed Amount from Parent, Merger Sub, the Guarantor, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.  No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2.  Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Parent.

Section 8.3.  Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4.  Governing Law. This Agreement, and the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5.  Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.6.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7.  Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Andrew Balson and Philip Loughlin
Facsimile: (617) 516-2010

with copies to:

Bain Capital Partners
111 Huntington Avenue
Boston, MA 02199
Attention: Andrew Balson and Philip Loughlin
Facsimile: (617) 516-2010

and

Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P.
599 West Putnam Avenue
Greenwich, CT 06830
Facsimile: (203) 629-4903
Attention: J. Michael Chu

and

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telecopy: (617) 951-7050
Attention: Jane D. Goldstein, Esq.

To the Company:

OSI Restaurant Partners, Inc.
2202 N. West Shore Blvd., Suite 500
Tampa, FL 33607
Telecopy: (813) 281-2114
Attention: Chairmen of the Special Committee

with copies to:

OSI Restaurant Partners, Inc.
2202 N. West Shore Blvd., Suite 500
Tampa, FL 33607
Telecopy: (813) 281-2114
Attention: Joseph J. Kadow

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000
Attention: David A. Katz, Esq.

and

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Telecopy: (216) 696-0740
Attention: John M. Gherlein, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8.  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and Parent and Merger Sub may, without the prior written consent of the other parties, assign any or all of their respective rights and interests hereunder to one or more of its affiliates, designate one or more of its affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9.  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible

Section 8.10.  Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Guarantees and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties or their affiliates, or any of them, with respect to the subject matter of this Agreement and thereof and, except for the provisions of Sections 2.1 (after such time as the Exchange Fund has been returned to the Company from the Paying Agent) and 5.9 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11.  Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12.  Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.  Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14.  Definitions.

(a)  References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge after reasonable investigation of the Chairman, the Chief Executive Officer, the Chief Financial Officer, General Counsel and the Chief Operating Officer of the Company. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Florida are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b)  Each of the following terms is defined on the pages set forth opposite such term:

Action………………………………………………………………………………………42
Advisors………………………………………………………………………………………20
Affiliate Transactions………………………………………………………………………22
affiliates………………………………………………………………………………………55
Agreement………………………………………………………………………………………1
Alternative Financing…………………………………………………………………………43
Alternative Proposal…………………………………………………………………………34
Board of Directors……………………………………………………………………………1

Book-Entry Shares……………………………………………………………………………5
business day…………………………………………………………………………………55
Cancelled Shares………………………………………………………………………………3
Certificate of Merger…………………………………………………………………………2
Certificates……………………………………………………………………………………5
Change of Recommendation………………………………………………………………34
Closing…………………………………………………………………………………………1
Closing Date…………………………………………………………………………………1
Code…………………………………………………………………………………………6
Company………………………………………………………………………………………1
Company Approvals…………………………………………………………………………11
Company Benefit Plans………………………………………………………………………15
Company Common Stock……………………………………………………………………3
Company Disclosure Schedule……………………………………………………………8
Company Employees…………………………………………………………………………38
Company Joint Venture………………………………………………………………………8
Company Material Adverse Effect……………………………………………………………8
Company Material Contracts…………………………………………………………………21
Company Meeting……………………………………………………………………………36
Company Permits………………………………………………………………………………14
Company Preferred Stock………………………………………………………………………9
Company SEC Documents……………………………………………………………………12
Company Stock Option………………………………………………………………………36
Company Stock Plans…………………………………………………………………………9
Company Stock-Based Award…………………………………………………………………37
Company Stockholder Approval………………………………………………………………21
Company Termination Fee………………………………………………………………………49
Confidentiality Agreement……………………………………………………………………32
Contracts………………………………………………………………………………………11
control…………………………………………………………………………………………55
Core Financial Information……………………………………………………………………44
Debt Commitment Letter………………………………………………………………………24
Debt Financing…………………………………………………………………………………24
Deferred Unit Amount…………………………………………………………………………37
DGCL……………………………………………………………………………………………1
Directors’ Award Account……………………………………………………………………37
Dissenting Shares………………………………………………………………………………4
Effective Time……………………………………………………………………………………2
Employee Rollover Agreements…………………………………………………………………3
End Date…………………………………………………………………………………………47
Environmental Law………………………………………………………………………………15
ERISA……………………………………………………………………………………………15
ERISA Affiliate…………………………………………………………………………………16
excess parachute payment……………………………………………………………………15
Exchange Act………………………………………………………………………………………11
Exchange Fund………………………………………………………………………………………5

Excluded Party………………………………………………………………………………………33
Financing……………………………………………………………………………………………24
Financing Commitments……………………………………………………………………………24
Founder Rollover Agreements……………………………………………………………………3
GAAP…………………………………………………………………………………………………55
Governmental Entity………………………………………………………………………………11
Guarantee…………………………………………………………………………………………25
Guaranteed Amount………………………………………………………………………………50
Guarantors………………………………………………………………………………………25
Hazardous Substance……………………………………………………………………………15
HSR Act………………………………………………………………………………………11
Indebtedness………………………………………………………………………………………55
Indemnified Party…………………………………………………………………………………42
Intellectual Property…………………………………………………………………………………19
Initiation Date………………………………………………………………………………………44
knowledge………………………………………………………………………………………55
Law………………………………………………………………………………………………13
Laws………………………………………………………………………………………………13
Leased Real Properties…………………………………………………………………………20
Lien………………………………………………………………………………………………11
Marketing Period…………………………………………………………………………………43
Material Lease……………………………………………………………………………………12
Matters……………………………………………………………………………………………16
Measurement Date………………………………………………………………………………10
Merger………………………………………………………………………………………………1
Merger Consideration……………………………………………………………………………3
Merger Sub………………………………………………………………………………………1
New Financing Commitments…………………………………………………………………25
New Plans………………………………………………………………………………………38
Old Plans………………………………………………………………………………………38
Option and Stock-Based Award Consideration………………………………………………5
Option Consideration………………………………………………………………………………37
Owned Real Properties………………………………………………………………………………20
Parent………………………………………………………………………………………………1
Parent Approvals…………………………………………………………………………………23
Parent Common Stock………………………………………………………………………………3
Parent Disclosure Schedule………………………………………………………………………22
Parent Material Adverse Effect………………………………………………………………………23
Parent Termination Fee……………………………………………………………………………49
Participating Holder………………………………………………………………………………3
Paying Agent………………………………………………………………………………………5
PEP…………………………………………………………………………………………………37
Permitted Lien………………………………………………………………………………………11
person…………………………………………………………………………………………………55
Property Encumbrances………………………………………………………………………………20
Proxy Statement………………………………………………………………………………………17

Qualifying Transaction………………………………………………………………………………48
Real Properties………………………………………………………………………………………20
Recommendation………………………………………………………………………………………11
Regulatory Law………………………………………………………………………………………41
Representatives………………………………………………………………………………………32
Required Financial Information………………………………………………………………………44
Restricted Shares………………………………………………………………………………………37
Rollover Share………………………………………………………………………………………3
Sarbanes-Oxley Act……………………………………………………………………………………13
Satisfaction Date………………………………………………………………………………………2
Schedule 13E-3………………………………………………………………………………………17
SEC……………………………………………………………………………………………………12
Share……………………………………………………………………………………………………3
Solicitation Period End Date…………………………………………………………………………32
Special Committee………………………………………………………………………………………1
Specified Concept………………………………………………………………………………………34
Subsidiaries……………………………………………………………………………………………58
Superior Proposal………………………………………………………………………………………35
Surviving Corporation………………………………………………………………………………………1
Tax Return………………………………………………………………………………………………18
Taxes…………………………………………………………………………………………………18
Termination Date………………………………………………………………………………………27
UFOCs…………………………………………………………………………………………………14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Kangaroo Holdings, Inc.

By:  /s/ Philip Loughlin
Name: Philip Loughlin
Title: Vice President

Kangaroo Acquisition, Inc.

By: /s/ Philip Loughlin
Name: Philip Loughlin
Title: Vice President

OSI Restaurant Partners, Inc.

By:  /s/ Toby S. Wilt
Name: Toby S. Wilt
Title: Director